                                                                   Exhibit 10.21

                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                            Under 17 C.F.R. (S)(S) 200.80(b)(4),
                                                            200.83 and 240.24b-2


                 MONONUCLEAR CELL COLLECTION SERVICES AGREEMENT

                                                                OCTOBER 22, 2001

     This Mononuclear Cell Collection Services Agreement (the "Agreement") is made as of the Effective Date, as that date is defined herein, by and between Dendreon Corporation, a Delaware corporation with offices located at 3005 First Avenue, Seattle, Washington, 98121, and Gambro Healthcare, Inc., a Tennessee corporation with offices located at 10810 W. Collins Avenue, Lakewood, Colorado, 80215.

                              Preliminary Statement

     A. Dendreon is engaged in the development of therapeutic vaccines that stimulate a patient's immunity. Provenge is a therapeutic vaccine for the treatment of prostate cancer and is currently in Phase III clinical trials. Other Dendreon cancer vaccines are in earlier stages of development.

     B. As the first step in the manufacture of a vaccine, a patient undergoes a cell collection to collect, isolate and retain the mononuclear cells that are raw material for the vaccine.

     C. Gambro provides fixed site and mobile renal dialysis and cell collection services throughout the United States, and is an affiliate of Gambro BCT, a manufacturer of cell collection and related equipment.

     D. Dendreon and Gambro wish to enter into an agreement by which Gambro will provide mononuclear cell collection for the manufacture of Provenge following its approval by the Food and Drug Administration ("FDA"), and provide cell collection for Dendreon vaccines that may be approved by the FDA thereafter.

     Based upon the foregoing, the parties agree as follows:

                                    Agreement

1. Definitions. The following words shall have the following meanings as used in this Agreement.

     1.1 "Affiliate" means any corporate entity, partnership or other business entity which is under common control with, is controlled by, or controls, a Party. The word and root "control" means:

          1.1.1 for any corporate entity, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote in an election for members of the board of directors of such entity; and

          1.1.2 for any partnership, the power customarily held by a general partner to direct the management and policies of such partnership; and

          1.1.3 for any other business entity, the right to receive at least fifty percent (50%) of the net profit of such business entity; and

          1.1.4 for any foreign entity, if the maximum permitted percentage in
                1.1.1 or 1.1.3 is less than fifty percent, then that alternative percentage applies to 1.1.1 and 1.1.3.

     1.2 "Best Practices" means practices that fully comply with good medical practice, Food and Drug Administration ("FDA") rules and guidances, and all other applicable federal, state and local rules and regulations.

     1.3 "cGTP" means the FDA's current Good Tissue Practices, including the registration regulations codified in 21 CFR Part 207, as proposed or as in effect and as amended from time to time.

     1.4 "Commencement Date" means the date of approval by the FDA of a Biologics License Application for Provenge. The Commencement Date is currently expected to occur in the second quarter of 2003.

     1.5 "Confidential Information" means information owned or possessed by the disclosing Party, including methods, techniques and processes, and technical and scientific data, unpublished findings, biological material, know-how, specifications, patents, patent applications, algorithms, programs, designs, drawings, and formulae, and engineering, manufacturing, marketing, financial and business plans and data. It may also be information other than that which derives actual or potential economic value from not being generally known to or accessible by proper means by other persons who can gain economic value from it.

     1.6  "Dendreon" means Dendreon Corporation and its Affiliates.

     1.7 "Dendreon Technology" means Dendreon patents, patent applications, know-how, methods, techniques and processes, technical and scientific data, specifications, algorithms, programs, designs, drawings, formulae, engineering and manufacturing information, works of authorship, whether or not copyrightable, patentable or susceptible to other form of legal protection. Dendreon Technology, includes, but is not limited to the identification and isolation of tumor antigens, the isolation of dendritic cell precursors, the manipulation of dendritic cell precursors and dendritic cells, antigen delivery cassettes, vaccine manufacture and cancer treatment.

     1.8 "Effective Date" means the date of the last signature to this Agreement.

     1.9  "Gambro" means Gambro Healthcare, Inc. and its Affiliates.

     1.10 "Gambro Technology" means Gambro patents, patent applications, know-how, methods, techniques and processes, technical and scientific data, specifications, algorithms, programs, designs, drawings, formulae, engineering and manufacturing information, works of authorship, whether or not copyrightable, patentable or susceptible to other form of legal protection. Gambro Technology, includes but is not limited to the procedures and equipment for mononuclear cell collection and re-infusion.

     1.11 "Party" or "Parties" means Gambro or Dendreon or both of them as the context requires.

     1.12 "Patient" means a person receiving a Vaccine whose principal place of residence is within fifty (50) linear miles of one or more Sites.

     1.13 "Renewed Term" shall have the meaning set forth in Section 12.1 of this Agreement.

     1.14 "Services" shall mean mononuclear cell collection and all services associated therewith, but not including Vaccine infusion.

     1.15 "Site" means a facility providing mononuclear cell collection services under this Agreement.

     1.16 "Term" shall have the meaning set forth in Section 12.1.

     1.17 "Vaccine" means a Dendreon therapeutic vaccine approved by the FDA.

2.   Services.

     2.1 Services. Beginning on the Commencement Date and for the Term and any Renewed Term of this Agreement, Dendreon agrees to make commercially reasonable efforts to refer no less that seventy percent (70%) of all Patients to Gambro for Services and Gambro agrees to provide Services to all Patients and other persons referred to it, on the terms and conditions set forth in this Agreement. The Services shall not be adversely affected by any other cell collection services provided at any Site.

     2.2 Primary Vendor Relationship. During the Term of this Agreement and any Renewed Term, Gambro shall be a primary vendor of Services to Dendreon. Dendreon shall use commercially reasonable efforts to offer to Gambro the opportunity to operate no less than seventy percent (70%) of cell collection sites in the United States.

     2.3  [...***...]

     2.4  [...***...]

     2.5 Notice of Prospective Vaccine Approval. Within thirty (30) days after filing a Biologics License Application for a Vaccine, Dendreon shall provide Gambro with written notice of the filing, its estimate of the likely date of FDA approval of the Vaccine, and its estimate of the volume of cell collections expected during the first twenty-four (24) months following approval of the Vaccine.

3. Standards of Service. Gambro shall adhere to the following standards in providing the Services under this Agreement.

     3.1 Standards of Care. Gambro shall adhere to Standards of Care conforming to Best Practices in providing the Services. The Standards of Care shall be developed by Gambro and approved by Dendreon, in its sole discretion, in advance of implementation. An initial draft of such Standards of Care shall be provided to Dendreon for review on or before January 2, 2002, and the Standards of Care shall be submitted in final form to Dendreon for approval on or before March 31, 2002. Upon approval, the Standards of Care shall be attached to this Agreement as Appendix A and incorporated herein by reference. The
                       ----------
          Standards of Care shall address, without limitation, the following:

          3.1.1 the protocol for mononuclear cell collection for Vaccines modeled upon the Gambro COBE Spectra "AutoPBSC" protocol for mononuclear cell collection;

          3.1.2 physician supervision, physician and licensed staff training, and standards for compliance with state facility and medical licensure requirements;

          3.1.3 cell collection from sero positive patients (to be identified to Gambro prior to cell collection or re-infusion);

          3.1.4 physical facility and equipment standards; and

          3.1.5 required data, reports and documentation

     3.2 Emergency Procedures. Gambro shall adhere to Emergency Procedures conforming to Best Practices for response to adverse events and medical emergencies. The Emergency Procedures shall be developed by Gambro and approved by the Parties prior to implementation. An initial draft of such Emergency Procedures shall be provided to Dendreon for review on or before January 2, 2002 and the Emergency Procedures shall be submitted to Dendreon in final form no later than March 31, 2002. Upon approval by both Parties, the Emergency Procedures shall be attached to this Agreement as Appendix B and incorporated herein by
                                        ----------
          reference. The Emergency

                                               *Confidential Treatment Requested

          Procedures shall address, without limitation, required site equipment such as crash carts and defibrillators.

     3.3 Patient Service Standards. Gambro shall adhere to Patient Service Standards conforming to Best Practices. The Patient Service Standards shall be developed by Gambro and approved by Dendreon, in its sole discretion, prior to implementation. An initial draft of the Patient Service Standards shall be provided to Dendreon for review on or before January 2, 2002, and the final Patient Service Standards shall be submitted for approval to Dendreon no later than March 31, 2002. Upon approval, the Patient Service Standards shall be attached to this Agreement as Appendix C and incorporated herein by reference. The
                       ----------
          Patient Service Standards shall address, without limitation:

          3.3.1 standard operating hours of 6:00am to 9:00pm six (6) days per week and "on-call" service;

          3.3.2 protocols for communications between Gambro and Dendreon and Gambro and patients;

          3.3.3 staffing levels;

          3.3.4 master schedule compliance in order to insure, among other things, that all cell collections are performed by Gambro within three (3) working days of notice from Dendreon at the Site designated by Dendreon;

          3.3.5 best efforts to schedule two or more collections for the same time period at a given Site;

          3.3.6 release of cell collections within thirty (30) minutes of the completion of the cell collection process;

          3.3.7 procedures to insure continued service in the event of the temporary closure of a Site; and

          3.3.8 policies and procedures to protect patient privacy as required for a "covered entity" by the Health Insurance Portability and Accountability Act of 1996, Public Law 104-19 ("HIPAA") and the rules in effect there under as of the April 14, 2003 enforcement date of the HIPAA privacy regulations.

     3.4 Quality Control Standards. Gambro shall adhere to Quality Control Standards conforming to Best Practices. The Quality Control Standards shall be approved by Dendreon, in its sole discretion, prior to implementation. An initial draft of such Quality Control Standards shall be provided to Dendreon on or before January 2, 2002, and the final Quality Control Standards shall be submitted to Dendreon for approval on or before March 31, 2002. Upon approval, the Quality Control Standards shall be attached to this Agreement as Appendix D
                                                                   ----------
          and incorporated herein by reference. The Quality Control Standards shall address, without limitation:

          3.4.1 compliance with cGTP as proposed or as hereafter in effect and 21 CFR 1271 Subparts A and B;

          3.4.2 periodic audits by Gambro of its Sites, equipment, and records;

          3.4.3 lot number and tracking systems controls including, but not limited to, bar coding; and

          3.4.4 compliance with FDA facility registration requirements, inspections and validations and all other applicable regulations, guidances, and directives.

     3.5 Applicability and Amendment to Standards. The Standards of Care, Emergency Procedures, Patient Service Standards, and Quality Control Standards shall be in effect at each Gambro Site performing cell collections under this Agreement. Each may be amended from time to time in accordance with Section 36 as necessary or desirable to insure the highest level of service and to comply with Best Practices.

     3.6 Adverse Event Reporting. Gambro shall report to Dendreon as soon as reasonably practicable any adverse events, as that term is defined by FDA regulations, associated with cell collections that are serious, new or unexpected events, or events occurring with increased frequency. All other adverse event associated with cell collection shall be reported to Dendreon in summary format quarterly.

     3.7 Complaints. Gambro shall promptly investigate and respond to any complaints that may relate to Services under this Agreement.

4.   Service Sites.

     4.1 Initial Sites. On and after the Commencement Date, Gambro shall provide Services for the manufacture of Provenge and thereafter any other Vaccine at each of the Sites located in the cities listed on Appendix E attached to this Agreement and incorporated by reference.

     4.2 Additional Sites. On written notice, Dendreon may request that Gambro add one or more additional sites for cell collection or replace an existing operating Site with another site. The notice shall specify the reasons for the addition or replacement, and propose a commercially reasonable date to begin operations. Within fourteen (14) days of receipt of such notice, Gambro shall notify Dendreon whether it will add or replace a site as requested. If Gambro declines, then such notice shall specify its reasons. An accepted additional or replacement site shall be a Site subject to all of the terms and conditions of this Agreement. If the parties are unable to reach agreement on the replacement of a site, the matter shall be resolved through the dispute resolution provisions in Section 24.

     4.3 Site Supervision. Each Site shall be supervised by a Medical Director who shall be a physician licensed to practice in the state in which the Site is located. The Medical Director shall be responsible for all of the operations of the Site, including compliance with the Standards of Care, Emergency Procedures, Patient Service Standards, and Quality Control Standards at such site.

5. Implementation Schedule. After the completion of the standards required by Sections 3.1 through 3.4, Dendreon and Gambro shall mutually agree to a schedule for the establishment and validation of Sites under Section 6, the integration of information technology systems under Section 8, and the training of licensed staff, technicians, back office personnel and others. The implementation schedule shall also provide for one or more tests prior to the Commencement Date of the procedures, standards, and practices established under this Agreement. The implementation schedule shall take into account the then anticipated Commencement Date, and may be adjusted by mutual agreement of the parties in light of changes, if any, in such date.

6. Establishment and Validation. In accordance with the Implementation Schedule, representative Sites selected by mutual agreement of Gambro and Dendreon shall be fully equipped, staffed, and available for inspection and validation by Dendreon and the FDA. As of the Commencement Date, each Site listed on Appendix E and each additional Site added thereafter shall be
               ----------
     available for inspection and validation by the FDA and by Dendreon in accordance with Section 14. All Sites shall at all times conform to all the rules, guidances and directives of the FDA, and all other federal, state, and local laws and requirements.

7. Personnel. The Services shall be performed and/or supervised as required by state law and standards of medical practice by appropriately licensed personnel employed by Gambro. Gambro shall insure that all such personnel
     (i) are appropriately licensed in the jurisdiction in which the Site is located, (ii) are appropriately trained in accordance with the specifications developed under Section 13 to perform the required procedures and respond to adverse events or emergencies; and (iii) do not present an inappropriate risk to patients.

8. Information Technology. Gambro shall take such steps as may be necessary or desirable to insure that its information technology systems are capable of transferring information to and integrating with the information technology systems that Dendreon shall have as of the Commencement Date. On or before March 31, 2002, Gambro and Dendreon shall develop a mutually acceptable plan for information technology, including, but not limited to process notification, scheduling, data collection, and integration of their respective information technology systems. All Gambro and Dendreon information technology systems shall conform to the privacy requirement for a "covered entity" under HIPAA and the rules in effect from time to time there under as of the April 14, 2003 enforcement date of the HIPAA privacy regulations. The integration of the information technology systems shall occur in accordance with the implementation schedule established under Section 6.

9.   Payment.

     9.1 Payment Amount. From the Commencement Date until the [...***...], Dendreon shall pay Gambro the "Base Price" of [...***...] per cell collection procedure. Thereafter, the Base Price shall be adjusted [...***...] to account for [...***...] in accordance with Appendix F
                                                                    ----------
          where the designation [...***...] refers to the [...***...] following the Commencement Date. During the Renewed Term, if any, the payment per cell collection shall be the [...***...], adjusted during the Renewed Term by the CPI as provided in Section 9.3 below.

     9.2 Adjustment to Appendix F. If, during any calendar year, Dendreon [...***...], Gambro may, within [...***...], notify Dendreon in writing of its intent to seek adjustment to the [...***...] set forth in Appendix F. In that event, the Parties will promptly meet to
             ----------
          negotiate such adjustments. The negotiations will consider, among other factors, [...***...]. The [...***...] upon a determination that Gambro, [...***...]. Any agreed adjustments to Appendix F shall be
                                                         ----------
          effective only on and after the date of agreement to such adjustments. If the Parties are unable to agree to adjustments, then either Party may elect to proceed under the dispute resolution provisions of
          Section 24. Both Parties acknowledge and agree that this Section 9.2 is not intended to and does not provide any right to seek adjustment to the Base Price or to the CPI under Section 9.3, or to adjust upward the premium above the Base Price paid to Gambro for volumes below the Base Price volumes as set forth on Appendix F.
                                             ----------

     9.3 CPI Adjustment. The Base Price shall also be adjusted each calendar year in advance commencing with the first January 1 following the Commencement Date. As of January 1 of each year, the Base Price shall be the Base Price during the calendar year which immediately preceded, increased by the percentage by which the Consumer Price Index for All Urban Consumers for All Items CPI-U (1982-84=100) may have increased during the preceding calendar year.

     9.4 Invoices. Within thirty (30) days of the end of each calendar month, Gambro shall submit to Dendreon an invoice for the cell collections performed during that calendar month, itemized by Site and by patient. Payment shall be made by Dendreon [...***...] thereafter at the Base Price of [...***...] per cell collection. At the end of each calendar quarter, Dendreon shall [...***...]. Dendreon agrees to pay Gambro Healthcare interest at the rate of [...***...] per month on any amounts remaining unpaid after [...***...].


                                               *Confidential Treatment Requested
                                        8

     9.5  Unused Vaccines, Incomplete Procedures, Emergency Procedures.

          9.5.1 If, for any reason not attributable to Gambro, a cell collection terminates after it has begun but before completion or a patient does not receive an infusion of Vaccine manufactured from a completed cell collection, then Dendreon shall pay Gambro
               [...***...] contemplated in Section 9.1 herein.

          9.5.2 If, for any reason not attributable to Gambro, such as a failure of the patient to meet patient criteria, a cell collection is cancelled after the patient has arrived at the Site but before the cell collection begins, then Dendreon shall pay Gambro [...***...] of the payment contemplated in Section 9.1 herein.

          9.5.3 If, for any reason attributable in whole or in material part to Gambro, a cell collection is cancelled after it begins or a Vaccine cannot be manufactured from a patient's collected cells, Gambro shall receive [...***...]. Dendreon shall report to Gambro any cell collections subject to this Section in connection with its quarterly payment to Gambro.

          9.5.4 If Gambro fails to comply with the Emergency Procedures established under Section 3.2 in any material respect, the payment to Gambro for any cell collection associated with such failure shall be reduced by [...***...].

          9.5.5 If Dendreon makes a payment to which Gambro is not entitled under this Section 9.5, then Dendreon shall deduct the amount of such payment from the amount due to Gambro at the end of the next calendar quarter. Cell collections subject to this section shall be included in the volume totals for each quarter.

          9.5.6 In addition to the reductions provided for in this Section 9.5 Gambro may be required to pay certain assessments for noncompliance with performance standards as set forth in Appendix G and incorporated herein by reference.
                ----------

     9.6 Records. Gambro shall keep and maintain for the Term and any Renewed Term and for a period of five (5) years thereafter (or for such longer period as may be required by cGTP or other law or regulation) accurate and complete accounting information, reports and other records (together with supporting documentation) relating to the performance of its obligations under this Agreement for the proper determination and computation of payments, and verification of its performance under this Agreement. Upon Dendreon's request, Gambro shall promptly provide copies of such records relating to payments under this Agreement. The cost of producing such copies shall be borne by Dendreon.

10. Gambro's Representations and Warranties. Gambro covenants, represents and warrants as follows:

                                               *Confidential Treatment Requested
                                        9

          a. Gambro is a corporation organized under the laws of the State of Tennessee and has all necessary rights, powers, licenses, certifications, and authorities to enter into this Agreement.

          b. Gambro's performance under this Agreement does not conflict with or create a breach or a default of any law, order of a court or government agency, contract, or other obligation with any third party.

          c. Gambro shall at all times conform to Best Practices in performing under this Agreement.

          d. Gambro shall at all times conform to the rules and guidances of the FDA governing cGTP.

          e. Gambro shall at all times employ its best efforts to comply with the privacy requirements for a "covered entity" under HIPAA (after the April 14, 2003 enforcement date of the HIPAA privacy regulations) and the rules there under and with all state privacy statute and regulations in effect in each state in which it provides Services under this Agreement.

          f. During the Term and any Renewed Term, Gambro shall not enter into any agreement or arrangement with any other entity that would negatively impact Gambro's ability to perform the Services for Dendreon.

          g. During the Term of this Agreement, Gambro shall maintain the capacity to provide all Services required by Dendreon.

11. Dendreon's Representations and Warranties. Dendreon covenants, represents and warrants as follows:

          a. Dendreon is a corporation organized under the laws of the state of Delaware, and has all necessary rights, powers and authorities to enter into this Agreement.

          b. Dendreon's performance under this Agreement does not conflict with or create a breach or a default of any law, order of a court or government agency, contract, or other obligation with any third party.

          c. Dendreon shall at all times employ its best efforts to comply with the privacy requirements for a "covered entity" under HIPAA (after the April 14, 2003 enforcement date of the HIPAA privacy regulations) and the rules there under and with all state privacy statute and regulations in effect in each state in with Gambro provides Services under this Agreement.

          d. Dendreon shall at all times conform to the rules and guidances of the FDA governing cGTP.

          e. Dendreon shall at all times conform to Best Practices in performing under this Agreement.

12.  Term and Termination.

     12.1 Term. The term ("Term") of this Agreement shall be five years from the first full calendar quarter following the Commencement Date. Upon the expiration of the Term, this Agreement shall automatically renew for an additional five year term (the "Renewed Term") unless, no more than four (4) calendar quarters and no less than two (2) calendar quarters before the end of the Term, either Party provides written notice to the other of intent to terminate this Agreement.

     12.2 Windup Upon NonRenewal. If either Party elects to terminate this Agreement pursuant to Section 12.1 then the Term of this Agreement shall be extended for a period of six months (the "Extended Term"). During the Extended Term, the Parties shall work together cooperatively and in good faith to windup their business relationship, transfer cell collection responsibilities to those providers as may be designated by Dendreon, comply with regulatory requirements applicable to the termination, and otherwise complete an orderly termination. During the Extended Term, Gambro shall continue to provide Services to all patients referred by Dendreon, but Dendreon shall not be required to comply with the seventy percent (70%) minimums in Sections 2.1 and 2.2, or with the restrictions and [...***...]. During the Extended Term, Gambro shall not be required to comply with the restrictions and [...***...] of Section 2.4. The Parties also may agree to modify other provisions of this Agreement to facilitate an orderly termination. Except as the Parties may so agree or as expressly provided in this
          Section 12.2, all of the terms and conditions of this Agreement shall remain in full force and effect during the Extended Term.

     12.3 Termination for Delay of the Commencement Date. If for any reason the Commencement Date is delayed beyond [...***...], then Dendreon or Gambro may terminate this Agreement on sixty (60) days written notice to the other Party.

     12.4 Termination for Material Breach. Notwithstanding the Term or Renewed Term, this Agreement may be terminated if either Party materially breaches this Agreement and such breach (i) is not cured within thirty
          (30) days of written notice if such breach is caused by the failure of a Party to meet its financial obligations under this Agreement; or
          (ii) is not cured within sixty (60) days of written notice if such breach relates to any other obligation under this Agreement. In either case, the notice shall detail the nature of the breach. A Party disputing the existence of a material breach or the failure to cure an alleged breach may elect to proceed under the dispute resolution provision of Section 24. If a Party elects to proceed under Section 24 within fifteen (15) days of the end of the thirty (30) day or sixty
          (60) day cure period, as the case may be, this Agreement shall remain in effect until the dispute resolution process is completed (excluding any appeals); provided that, in the event of an arbitration, the arbitrator shall be empowered to grant appropriate temporary relief that, in light of the nature of the dispute, modifies obligations or imposes additional conditions on the performance of either Party under this Agreement.

                                               *Confidential Treatment Requested
                                       11

     12.5 Patient Care. In the event of expiration or earlier termination of this Agreement, Gambro agrees to use every reasonable effort to insure that scheduled cell collections are completed. Both parties shall use their best efforts to effectuate an efficient transfer of cell collection to another provider.

     12.6 Payment after Termination. Termination shall not relieve Gambro Healthcare or Dendreon from their continuing obligations under this Agreement as set forth in Section 39, and shall not relieve Dendreon from any obligations under Section 9 to pay Gambro for services rendered hereunder prior to termination of this Agreement

13. Training. On or before March 31, 2002, Gambro shall develop training programs for its licensed and non-licensed staff that, in addition to training in mononuclear cell collection, will train staff in the standards developed by Gambro under Section 3. The training programs shall be approved by Dendreon in its sole discretion prior to implementation. Except in unusual circumstances, no staff member shall be assigned to provide services to Dendreon or cell collection services under this Agreement before receiving such training.

14. Audits and Inspections. Upon fourteen (14) days prior written notice from Dendreon, Gambro shall permit Dendreon, or an independent third party appointed by Dendreon, to inspect any Site providing services under this Agreement, including a facility providing centralized non-medical services such as data management, accounting or inventory management, or to audit any and all of the systems, procedures, records and results under this Agreement. Dendreon shall promptly provide Gambro with a report of any deficiencies identified in such audit or inspection and Gambro shall have thirty (30) days thereafter to bring any identified deficiency into full compliance. Any such inspection or audit shall be conducted during regular business hours and shall use its best efforts not to unduly interfere with any of Gambro's operations or disturb any of Gambro's patients.

15. Relationship Management. Gambro and Dendreon shall each appoint an individual as relationship manager who shall have primary responsibility for that Party for this Agreement. Such person may be replaced by the appointing Party in its discretion on ten (10) working days notice to the other Party. The appointed persons shall each be responsible for coordinating activities under this Agreement within their respective organizations. All communications regarding performance under this Agreement shall be addressed to the respective relationship managers of the Parties. Any amendment to this Agreement shall require the signature of the then relationship manager of each of the Parties, as acknowledgment of the modification.

16. Prospective Events. Two classes of prospective events are covered by this Section. The first are any state or federal statutes or common laws, or state or federal administrative agency rules, guidances or directives now existing or enacted or promulgated after the Effective Date of this Agreement that are interpreted by judicial decision, a regulatory agency or legal counsel in such manner as to indicate that the structure of this Agreement, or any act or service required of Gambro or Dendreon hereunder is in violation of such laws, rules, guidances or directives ("Prospective Illegality") The second is the enactment of a state or federal statute, common law, state or federal administrative agency rule, guidance or directive after the Effective Date and not contemplated before the Effective Date for which compliance by Gambro imposes an extraordinary and unanticipated financial burden that is generally applicable to all providers of cell collections services for the manufacture of biologics ("Prospective Cost Increase"). In the event of a Prospective Illegality, Gambro and Dendreon shall amend this Agreement as necessary to comply with such laws, rules, guidances or directives including, without limitation, amendments relieving either Party from the obligation to perform an act. Pending agreement on the appropriate amendment(s) to this Agreement, either Party, on fourteen (14) days notice to the other Party, may cease to perform a questioned act; provided, however, that this Agreement will nevertheless be performed by both Parties to the extent possible. In the event of a Prospective Cost Increase, the parties shall negotiate amendments to the payment terms of this Agreement. Pending agreement on the appropriate amendment(s), this Agreement will continue to be performed by both parties. To the maximum extent possible, any such amendment(s) agreed to under this Section 14 shall preserve the primary benefits sought to be achieved by this Agreement and the underlying economic and financial arrangements between the Parties. If the Parties agree that the primary benefits sought to be achieved by this Agreement cannot be achieved through an appropriate amendment, then this Agreement will be terminated one hundred eighty (180) days thereafter. If the Parties are unable to agree to amendment(s) as required by this Section, the matter shall be submitted to dispute resolution in accordance with Section 24, below.

17. Indemnification by Gambro. Gambro shall defend, indemnify and hold harmless Dendreon and its directors, officers, employees, and agents from any and all claims, costs, damages, expenses, fees, injuries, liabilities and losses including reasonable attorneys' fees (collectively "Losses") arising out of any and all governmental or third party actions relating to:

          a.   a breach by Gambro of its representations and warranties;

          b.   a failure by Gambro to comply with Best Practices;

          c. the manufacture, design, use, storage, distribution, promotion, marketing, sale or failure of any kind of equipment used by Gambro to perform cell collections or any other services hereunder;.

          d. any actual or alleged injury, damage, death or other consequence occurring to any person or property as a result of the negligence or willful act, including acts of omission, of Gambro or any officer, director, employee, or agent of Gambro performed under this Agreement.

          e.   Gambro's breach of any provision of this Agreement.

          f. any claim for infringement of a patent or other intellectual property arising out of the Gambro Technology or apparatus originating with Gambro BCT.

     Provided, however, that Gambro shall have no obligation to indemnify Dendreon or its directors, officers, employees or agents to the extent of the Losses, if any, that are caused by conduct of Dendreon, its officers, directors, employees, agents as described in Section 18(a)-18(e).

18. Indemnification by Dendreon. Dendreon shall defend, indemnify and hold harmless Gambro and its officers, directors, employees, and agents from any and all claims, costs, damages, expenses, fees, injuries, liabilities and losses, including reasonable attorneys' fees (collectively "Losses") arising out of any and all government or third party actions relating to:

          a. a negligent or willful act by Dendreon relating to this Agreement, including acts of omission.

          b.   a breach by Dendreon of its representations and warranties.

          c. a failure by Dendreon to comply with federal, state or local laws or regulations or other requirements applicable to its vaccines, including regulatory requirements of the FDA.

          d. any actual or alleged injury, damage, death or other consequence occurring to any person or property as a result, direct or indirect of a Vaccine.

          e. Any claim for infringement of a patent or other intellectual property arising out of the Dendreon Technology.

     Provided, however, that Dendreon shall have no obligation to indemnify Gambro or its directors, officers, employees or agents for the Losses, if any, that result from conduct of Gambro or its directors, officers, employees and agents as described in Section 17(a) through 17(f).

19. Indemnity Procedures. Upon becoming aware of any potential claim, the indemnified Party shall promptly provide written notice to the indemnifying Party. Delay in providing such notice shall relieve the indemnifying Party from the obligation to indemnify only if the delay materially impairs the indemnifying Party's defense. The indemnifying Party shall assume control of the defense of the claim at its own expense and any attorneys' fees and costs incurred thereafter by the indemnified Party shall not be subject to indemnification. If the indemnifying Party does not assume the defense of the claim, the indemnified Party may defend the claim at the indemnifying Party's expense. The Parties shall reasonably cooperate in the defense of the claim and neither Party shall settle or compromise the claim without the prior written consent of the other Party, which consent shall not be unreasonably refused or delayed.

20. Insurance. From the Effective Date, Gambro and Dendreon shall each maintain comprehensive general liability, property and casualty insurance providing commercially reasonable coverage for their respective equipment, premises and businesses. From the Commencement Date, the Parties shall maintain the following insurance. Gambro shall maintain professional liability for each Site in amounts that are customary in the industry and that are no less than $1 million per occurrence and $3 million aggregate per site. Should such professional liability insurance be on a claims made basis then Gambro shall maintain such insurance in force for at least five (5) years following the end of the Term or Renewed Term or shall maintain tail insurance coverage for at least five (5) years following the end of the Term or Renewed Term. Dendreon shall maintain errors and omissions coverage in amounts that are customary in the industry and that are no less than $ 1 million per occurrence and $3 million aggregate per policy. Dendreon shall further maintain products liability coverage in amounts that are customary in the industry and no less than $5 million per occurrence and $5 million aggregate. Should such products liability coverage be on a claims made basis then Dendreon shall maintain such insurance in force for at least five (5) years following the end of the Term or Renewed Term or shall maintain tail insurance coverage for at least five (5) years following the end of the Term or Renewed Term. The insurances polices obtained by the Parties shall be with financially strong insurance carriers (AM Best Rating of "A"V or higher). Each Party shall cause its insurance policies to be endorsed to provide for thirty (30) days prior written notice to the other by the insurance carrier of cancellation, expiration or modification of the insurance policy. Each Party will furnish to the other certificates of insurance evidence the foregoing on or before the Commencement Date.

21. Independent Contractor. Gambro and Dendreon intend to act and perform as independent contractors, and the provisions of this Agreement are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Each Party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income tax withholding, unemployment compensation contributions, and other employment related statutes applicable to that Party.

22. Non-Debarment Certification. Gambro certifies that it is not debarred under the Federal Food, Drug and Cosmetic Act, and that it will not knowingly use the services of any debarred person with respect to services under this Agreement, and that it will amend this certification in light of new information.

23. Confidential Information. Each Party will maintain the confidentiality of the Confidential Information of the other. The confidentiality obligations shall not apply to information that is subject to one or more of the following circumstances:

          a. the information is now, or hereafter becomes, through no act or failure to act on the part of the recipient, generally known or available to the public;

          b. the information is known by the recipient before it received the information;

          c. the information is furnished to the recipient by a third party who did not acquire the information directly or indirectly from the disclosing Party;

          d. the information is independently developed by the recipient without use or knowledge of the confidential information; or

          e. the information is required by law or by order of any court or governmental authority to be disclosed by the recipient.

     In the event of such compulsory disclosure, however, the recipient shall give the disclosing Party sufficient advance written notice to enable it to seek a protective order or other remedy to protect such confidential information. The recipient may disclose only the minimum confidential information required to be disclosed, whether or not a protective order or other remedy is in place.

     Each Party will ensure that their employees and designees who receive access to the Confidential Information of the other Party are legally obligated to maintain the confidentiality of such Confidential Information and shall be responsible for the compliance of such employees and designees.

24.  Dispute Resolution and Governing Law.

     24.1 Informal Resolution. Should any dispute between the parties arise under this Agreement, Dendreon and Gambro, through appropriately senior persons, shall first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within thirty days of the time the dispute arises.

     24.2 Resolution Through Mediation. If no resolution is reached, Dendreon and Gambro shall, within forty-five days of the first meeting, attempt to settle the dispute by formal mediation. If the Parties cannot agree upon a mediator and the place of the mediation, the mediation shall be administered by the American Arbitration Association in Seattle, Washington.

     24.3 Resolution Through Arbitration. If no resolution is reached in mediation, the dispute shall be resolved by binding arbitration before a three-arbitrator panel, administered by the American Arbitration Association, with limited discovery.

     24.4 Venue and Governing Law. The venue and the governing law shall be either in and that of Seattle, Washington and the State of Washington, without giving effect to conflict of law considerations, or Lakewood, Colorado and the state of Colorado, without giving effect to conflict of law considerations, at the instance of the Party which is the respondent in the notice of intent to arbitrate.

     24.5 Equitable Relief. Notwithstanding the foregoing dispute resolution and governing law provisions, Dendreon and Gambro shall each retain the right to seek judicial injunctive and other equitable relief where appropriate. In no event shall punitive damages or attorney's fees be awardable.

25. Force Majeure. Either Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party's reasonable control including, but not limited to terrorist acts, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots or power failure. Performance shall be excused, however, to the extent of and during such disability. Gambro will promptly notify Dendreon if, by reason of any of the events referred to above, Gambro is unable to meet its obligations under this Agreement at any of its sites.

26. Medical Practice. Dendreon and Gambro agree that Gambro shall retain the sole authority to direct the medical, professional, and ethical aspects of its performance under this Agreement. The Parties agree that the payments to be made to Gambro and the services received by Dendreon under this agreement reflect fair market value and the benefits to Gambro and Dendreon hereunder do not require, are not payment or inducement for, and are in no way contingent upon the referral of any patient.

27. Patient Records. Gambro shall own all patient medical records prepared by it and shall maintain such records during the Term and any Renewed Term and for a period of five (5) years thereafter or such longer period as may be then required by cGTP or other law or regulations. At all times, access by Dendreon or by any third party to patient records shall be governed by applicable state and federal laws governing confidentiality of patient records.

28. No Obligation to Third Parties. None of the obligations and duties of Gambro or Dendreon under this Agreement shall in any way or in any manner be deemed to create any obligation of Gambro or Dendreon to, or any rights in, any person or entity not a Party to this Agreement.

29.  Use of Names, Dendreon Technology and Trademarks.

     29.1 Neither Party shall use the name of the other Party or the names of the employees of the other Party in any advertising or sales promotional material or in any commercial publication in a manner designed to promote sales of services or products without the prior written permission of such Party. No right, express or implied, is granted by this Agreement to use in any manner the "Dendreon" or "Gambro" or any other trade name or trademark of the other Party in connection with the performance of the Agreement.

     29.2 Nothing in this Agreement express or implied constitutes a grant, transfer, license or right of any kind in or to the Dendreon Technology or the Gambro Technology.

     29.3 Gambro Healthcare shall promptly and fully disclose to Dendreon any and all inventions, improvements, discoveries or any intellectual property ("Intellectual Property") conceived, developed or reduced to practice by Gambro Healthcare, its employees or employees of its affiliates in connection with, or as a result of, the services performed for Dendreon pursuant to the terms of this Agreement, as such relates to Dendreon Technology.

     29.4 Any such Intellectual Property that relates to Dendreon Technology shall be the proprietary and confidential information of Dendreon and Dendreon shall have all rights therein, including, but not limited to, all trade secret rights and the right to seek patent protection.

     29.5 Gambro Healthcare shall execute such documents as Dendreon may reasonably request and perform such other acts as Dendreon may reasonably request that may be necessary to fully vest Dendreon with ownership of said Intellectual Property which relates to Dendreon Technology.

     29.6 Any such Intellectual Property that relates to Gambro Healthcare Technology shall be the proprietary and confidential information of Gambro Healthcare and Gambro Healthcare shall have all rights therein, including, but not limited to, all trade secret rights and the right to seek patent protection.

     29.7 Dendreon shall execute such documents as Gambro Healthcare may reasonably request and perform such other acts as Gambro Healthcare may reasonably request that may be necessary to fully vest Gambro Healthcare with ownership of said Intellectual Property that relates to Gambro Healthcare Technology.

30. Publication. Gambro shall not publish or present the data from or the results of studies carried out by it that include or are based upon data from cell collections under this Agreement without the express written consent of Dendreon.

31. Assignment. Neither Party shall assign any of its rights and obligations hereunder except (i) to an Affiliate, (ii) incident to the merger, consolidation, reorganization or acquisition of stock affecting actual voting control or a sale of substantially all of the assets of the assigning Party or (iii) Dendreon may assign this Agreement to a third party engaged in the marketing, promotion or sale of Vaccines. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

32. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid or sent by express courier service, to the Parties at the following addresses (or such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt.

                  If to Dendreon, addressed to:

                  T. Dennis George
                  Senior Vice President and General Counsel
                  Dendreon Corporation
                  3005 First Avenue
                  Seattle, Washington 98121

                  With copy to:

                  [Relationship Manager]
                  Dendreon Corporation
                  3005 First Avenue
                  Seattle, Washington 98121

                  If Gambro addressed to:

                  Ella Friedman
                  Gambro Healthcare, Inc.
                  10810 W. Collins Ave.
                  Lakewood, Colorado 80215

                  With copy to:

                  Gambro Healthcare, Inc.
                  Attn:  General Counsel
                  10810 W. Collins Ave.
                  Lakewood, Colorado 80215

33. Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party's rights or remedies provided in this Agreement.

34. Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

35. Entire Agreement. This Agreement and its appendices referenced herein set forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings of the Parties hereto with regard to the subject matter in this Agreement and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter discussed. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with regard to the subject matter of this Agreement other than as set forth herein. The Parties acknowledge that they have entered into an agreement for cell collection for clinical trials sponsored by Dendreon and a confidentiality agreement. Those agreements are deemed to address different subject matters than this Agreement and are not subject to this Section 35.

36. Amendment and Modification. This Agreement may be amended or modified only a written document signed by authorized officers of each Party.

37. Public Announcement and Disclosure of Terms of Agreement. Promptly after the Effective Date, the Parties shall issue a joint press release announcing this Agreement and the relationship between them. The press release shall be drafted by Dendreon, and shall be approved by both Parties prior to issuance.

38. Confidentiality. The Parties shall keep the terms and conditions of this Agreement confidential except (i) as authorized in Section 37, (ii) for disclosures required by applicable securities laws, FDA statutes or rules or other laws applicable to Dendreon's Vaccines; (iii) for disclosures made to a third party to a proposed or consummated business transaction or relationship so long as the third party agrees to maintain the information as confidential, and (iv) for disclosures made in connection with a public or private equity or other financing or corporate transaction such as a merger, acquisition, consolidation or asset transfer so long as any third party participants agree to maintain the information as confidential.

39.  Survival. Sections 9, 10 11, 12, 17, 18, 19, 20, 23, 24, 27, 29 and 38
     shall survive the expiration or earlier termination of this Agreement for a period of ten (10) years.

40. Counterparts. This Agreement may be executed (including by facsimile transmission) in any number of counterparts, each of which shall be an original, and all such counterparts shall together constitute but one and the same Agreement.

DENDREON CORPORATION                        GAMBRO HEALTHCARE, INC.



By /s/ Christopher S. Henney                By /s/ Ella Friedman
Its CEO                                     Its Senior Vice President

Date 10/26/01                               Date 10/23/01


                                            Approved as to form:

                                            By /s/ Bruce Winsor
                                            Its General Counsel

                                            Date 10/23/01

                                   Appendix E

Little Rock, AK             Birmingham, AL           Phoenix, AZ                Tucson, AZ                Roseville, CA

San Francisco, CA           Fresno, CA               Los Angeles, CA            San Diego, CA             Denver, CO

Hartford, CT                Washington DC            Morton, PA                 St. Mary's, GA            Tallahassee, FL

Orlando, FL                 Tampa, FL                Miami, FL                  Atlanta, GA               Des Moines, IA

Boise, ID                   Chicago, IL              Indianapolis, IN           Wichita, KS               Louisville, KY

New Orleans, LA             Boston, MA               Baltimore, MD              Portland, ME              Detroit, MI

Wyoming, MI                 Minneapolis, MN          St. Louis, MO              Kansas City, MO           Jackson, MS

Missoula, MT                Charlotte, NC            Durham, NC                 Woburn, MA                East Orange, NJ

Albuquerque, NM             Las Vegas, NV            New York, NY               Albany, NY                Rochester, NY

Cincinnati, OH              Columbus, OH             Madison, OH                Oklahoma City, OK         Salem, OR

Philadelphia, PA            Pittsburgh, PA           Hopedale, MA               Columbia, SC              Nashville, TN

Memphis, TN                 Houston, TX              San Antonio, TX            Dallas, TX                Salt Lake City, UT

Richmond, VA                Spokane, WA              Seattle, WA                Milwaukee, WI             Charleston, WV

Portsmouth, VA

                                   Appendix F

                                   [...***...]




                                               *Confidential Treatment Requested

                                   Appendix G

                              Performance Standards

Scheduling and Timing

     Scheduling. At each Site, Gambro shall maintain, during each calendar year, staffing, hours, and equipment such that ninety percent (90%) of patients referred to that Site can receive an appointment for a cell collection within three (3) working days of their request for an appointment. The compliance percentage shall be determined by the total number of cell collection appointments at each Site as the denominator and the total number of appointments scheduled within three (3) working days as the numerator. A request by Dendreon to schedule an appointment more then three (3) working days later shall be excluded from both the denominator and the numerator in calculating the compliance percentage.

The noncompliance assessment for failure of a Site to meet this standard shall be [...***...] of the total fees paid by Dendreon for cell collection at that Site during the calendar year.

     Timely Collection. At each Site and for each calendar year, ninety five percent (95%) of patients who appear for cell collection by the scheduled time and for whom the cell collection is then medically appropriate will have the procedure or patient-specific preparatory work begin no later than ten (10) minutes after the scheduled time.

The noncompliance assessment for failure of a Site to meet this standard shall be [...***...] of the total fees paid by Dendreon for cell collection at that Site during the calendar year.

     Release. At each Site and for each calendar year, ninety-eight percent (98%) of cell collections are released for transfer to a cell processing center within thirty (30) minutes of completion of the cell collection.

The noncompliance assessment for failure of a Site to meet this standard shall be [...***...] of the total fees paid by Dendreon for cell collection at that Site during the calendar year.

Facilities

     Inspections. No Site shall receive more than two citations for major quality or compliance problems or more than four citations for non-major quality or compliance problems following any inspection performed by the FDA or Dendreon. The classification of major quality or compliance problems shall be made in accordance with customary FDA or industry practice, as the case may be. The noncompliance assessment shall be [...***...] of fees paid for cell collections performed at the affected Site during


                                               *Confidential Treatment Requested
the twelve months preceding the inspection and [...***...] of fees due thereafter until Gambro certifies to the reasonable satisfaction of Dendreon that all quality or compliance problems noted in the inspection report have been corrected.

     Parking. Ninety percent (90%) of Sites shall have properly posted handicap parking and shall be wheelchair accessible. The noncompliance assessment for parking violation shall be a [...***...] reduction of Services fees payable to Gambro until such time as the ninety percent (90%) threshold met.

Records--Timeliness and Accuracy

     The following records required to release and track each cell collection shall be timely prepared and completely accurate in all material respects: (i) leukaphereis procedure report and release checklist (or like record); and (ii) bar coding and other lot number and tracking system controls. Failure to achieve this standard with respect to 98% percent of cell collections during a calendar year shall reduce the total fees payable to Gambro for cell collections during that calendar year by [...***...].

Staffing Ratios

     In those states in which technicians or other non-licensed personnel may, consistent with state law and applicable medical standards, perform cell collections under the supervision of a registered nurse, Gambro shall maintain staffing ratios of one supervising licensed registered nurse to no more than two technicians performing cell collections at any given time. This ratio shall be maintained or exceeded for 95% of the cell collections performed at the relevant Sites during a calendar year. The assessment for failure to achieve this standard shall be [...***...] of the fees paid for cell collections at the affected Site for the calendar year. Each Site employing technicians to perform cell collections shall, by written certification signed by its Medical Director, identify the cell collections for which this standard was not met within thirty
(30) days of the end of each calendar quarter.

Email Service/Communications

     With respect to scheduling cell collections, billing and payment and such other administrative and operational matters as the parties shall agree upon from time to time, if email is the primary means of communication, the elapsed time between the time an email from Dendreon is received by Gambro during normal business hours and the time a substantive response is sent shall average no more than two (2) business hours over a calendar year. If telephone and pager systems are the primary means of communication, then the parties shall in good faith negotiate a commercially reasonable standard response time.

The noncompliance assessment for failure to adhere to this standard shall be [...***...] of the total fees payable to Gambro for the calendar year.



                                               *Confidential Treatment Requested

Patient Service

     Dendreon and Gambro shall not receive complaints from patients or physicians about any aspect of the Services provided by Gambro that is greater than five percent (5%) of the total number of patients (not cell collections) performed in a calendar year. For purposes of this standard, "complaint" means a reasonably objective negative remark about the quality of service provided by Gambro that is written (including email) by or on behalf of a patient or by a patient's physician, or delivered orally to Dendreon or Gambro and contemporaneously recorded. Follow up or action upon a complaint that generates a written document is not an additional complaint. A complaint about failure by Gambro to follow up or take action upon a complaint is an additional complaint for purposes of this standard.

The noncompliance assessment for failure to adhere to this standard shall be [...***...] of the total fees paid to Gambro for the calendar year.

Interim and Final Data and Assessment of Noncompliance Fees

     Within forty five (45) days of each June 30 and December 31 during the Term and Renewed Term, Dendreon shall provide Gambro with a report pertaining to each of the above standards for the first two and last two calendar quarters, respectively. The report for the last two calendar quarters also shall include a calendar year report. The calendar year report shall notify Gambro of the noncompliance fees, if any, due and owing for the calendar year. Noncompliance fees, if any, shall be credited against Service fees due to Gambro thereafter until paid in full.

     Within thirty (30) days of receipt of each report, Gambro shall notify Dendreon of its objections, if any, to the report. The parties shall then promptly meet to informally resolve any such objections. If they are unable to resolve all objections either party may then invoke the dispute resolution provisions of Section 22.

                                               *Confidential Treatment Requested